Exhibit 10.29

AFFINIA GROUP HOLDINGS INC.

2005 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Participant:	Date of Grant: , 20

Number of RSUs:

1. Grant of RSUs. The Company hereby grants the number of restricted stock units (“RSUs”) listed above to the Participant, on the terms and conditions hereinafter set forth. This grant is made pursuant to the terms of the Affinia Group Holdings Inc. 2005 Stock Incentive Plan (the “Plan”), which Plan, as amended from time to time, is incorporated herein by reference and made a part of this Agreement. Each RSU represents the unfunded, unsecured right of the Participant to receive a Share on the date(s) specified herein. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2. Vesting/Form and Timing of Issuance or Transfer.

(a) Subject to the Participant’s continued [service as a director of the Company][Employment with the Company and its Affiliates] through the date of a Vesting Event, the RSUs shall fully vest and the Company shall, within 30 days following the date of such Vesting Event, issue or cause there to be transferred to the Participant a number of Shares equal to the number of RSUs listed above; provided, however, that, if the Participant’s [service as a director of the Company ends for any reason other than as a result of the Participants voluntary resignation (][Employment with the Company and its Affiliates is terminated (A) by the Company without Cause (B) due to an involuntary termination of employment following the Company’s non-renewal of the Participant’s employment agreement, if any, or (C) due to the Participant’s Retirement, death or Disability (clauses (A), (B) and (C) each] a “Qualifying Termination”), then the RSUs initially granted hereunder shall be eligible to vest if a Vesting Event occurs within [one year][[            ] years] following the date of such Qualifying Termination. Upon the earlier of (x) the date of a Final Cypress Exit, (y) the Participant’s [services as a director of the Company ends as a result of the Participant’s voluntary resignation or (z) the first anniversary of][ termination of Employment with the Company or any Affiliate for any reason other than due to a Qualifying Termination or (z) the [            ] anniversary of] the Participant’s Qualifying Termination, all RSUs that did not become vested on or prior to such date shall immediately terminate and be forfeited without consideration and no Shares shall be delivered hereunder. Notwithstanding anything to the contrary, all RSUs that did not become vested on or prior to the tenth anniversary of the Date of Grant shall immediately terminate and be forfeited upon such tenth anniversary of the Date of Grant without consideration and no Shares shall be delivered hereunder.

(b) Upon the issuance or transfer of Shares in accordance with Section 2(a) of this Agreement, the number of RSUs equal to the number of Shares issued or transferred to the Participant shall be extinguished.

(c) For purposes of this Agreement:

(i) [Reserved][“Cause” shall mean (i) the Participant’s continued failure to perform such Participant’s duties (other than as a result of total or partial incapacity due to physical or mental illness) which is not cured for a period of 10 days following written notice by the Company or its Affiliates to the Participant of such failure, (ii) conviction or plea of guilty or no contest to a (x) felony, or (y) crime involving moral turpitude or the property or business of the Company or its Affiliates, (iii) willful malfeasance or willful misconduct in performance of duties to the Company or its Affiliates, or (iv) breach by the Participant of the material terms of any non-compete, non-solicitation or confidentiality agreements to which Participant is a party.]

(ii) “Cypress” means Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P. and Cypress Side-By-Side LLC, and any of their respective Affiliates other than the Company.

(iii) [Reserved][“Disability” means the Participant has experienced a “total disability” as defined in the Company’s (or its Affiliate’s) long term disability plan covering such Participant. Any question as to the existence of the Participant’s Disability as to which such Participant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Participant and the Company. If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of this Agreement.]

(iv) “Exit Event” means any date upon which Cypress makes a disposition of Shares if, on or prior to the date of such disposition, Cypress shall have disposed of more than 50% of its Shares (measured as of the Date of Grant, but also taking into account any Share investments by Cypress made following the Date of Grant but prior to an initial public offering of the Company’s Shares) for cash or marketable securities in one or more transactions.

(v) “Final Cypress Exit” means the date on which Cypress ceases to hold any remaining Shares (or any non-marketable securities for which such Shares have been exchanged).

(vi) [Reserved][“Retirement” means the Participant’s retirement with the Company at age 65, or at age 55 with at least 10 years of service.]

(vii) “Unvested RSUs” shall mean, on a given date, the number of RSUs which remain unvested.

(viii) “Vested RSUs” shall mean, on a given date, the number of RSUs which are then vested, but for which Shares have not yet been delivered.

(ix) “Vesting Event” means the earlier to occur, on or prior to the date of a Final Cypress Exit, of either (i) a realization by Cypress of aggregate transaction proceeds in cash or marketable securities (not subject to escrow, lockup, trading restrictions or claw-back) with respect to its Shares sold through the date of an Exit Event in an amount that represents a per-share equivalent value that is greater than or equal to two-times the average per share price paid by Cypress for their aggregate Shares through the date of such Exit Event (or through the date of an initial public offering, if earlier) or (ii) the Shares trading on a public stock exchange at an average closing price of $225.00 (as adjusted pursuant to Section 9 of the Plan) over a 60 consecutive trading day period.

3. Dividends. The Participant shall not be entitled to receive any payments or Shares in respect of the Unvested RSUs in the event any dividends are declared on Shares. If on any date while Vested RSUs are outstanding hereunder the Company shall pay any cash dividend on the Shares, the Participant shall be entitled to receive, as of such dividend payment date, a cash payment equal to the product of (a) the number of Vested RSUs, if any, held by the Participant as of the related dividend record date, multiplied by (b) the per Share amount of such cash dividend. In the case of any dividend declared on Shares that is payable in the form of Shares, the Participant shall be granted, as of the applicable dividend payment date, a number of Shares (rounded down to the next whole Share) equal to the product of (x) the aggregate number of Vested RSUs, if any, that have been held by the Participant through the related dividend record date, multiplied by (y) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Notwithstanding the forgoing, if on any date while Vested RSUs or Unvested RSUs are outstanding hereunder the Company shall pay any extraordinary dividend on the Shares, the Committee shall equitably adjust the outstanding RSUs pursuant to Section 9 of the Plan.

4. [Reserved][ No Right to Continued Employment. The granting of RSUs evidenced by this Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of such Participant.]

5. No Rights of a Shareholder. The Participant shall not have any rights as a shareholder of the Company until the Shares have been issued or transferred to such Participant.

6. Legend on Certificates. Any Shares issued or transferred to the Participant pursuant to Section 2 of this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Committee may cause a legend or legends to be put on any certificates representing such Shares to make appropriate reference to such restrictions.

7. Transferability. RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 7 shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

8. [Reserved][ Restrictive Covenants/Cancellation of RSUs.

(a) The Participant acknowledges and recognizes the highly competitive nature of the business of the Company and its Affiliates and accordingly agrees that the Participant will continue to be subject to that certain Confidentiality, Non-Competition and Proprietary Information Agreement (the “Restrictive Covenant Agreement”) previously entered into between the Participant and the Company or its Affiliates (or an employment agreement containing similar provisions).

(b) In the event the Participant breaches the Restrictive Covenant Agreement (or any provision concerning similar matters contained in an employment agreement or other agreement entered into by the Participant and the Company or its Affiliates), all outstanding RSUs will be forfeited immediately without consideration.]

9. Notices. Any notice under this Agreement shall be addressed to the Company in care of its General Counsel at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

10. Withholding. The Participant shall be required to pay to the Company or any Affiliate applicable withholding taxes with respect to any issuance or transfer under this Agreement or under the Plan, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any issuance or transfer due under this Agreement or under the Plan or from any compensation or other amount owing to the Participant an amount in respect of such withholding taxes, and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

11. Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

12. RSUs Subject to Plan/[Director][Management] Stockholders Agreement/Sale Participation Agreement. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and agrees that, unless otherwise determined by the Board, the Participant will continue to be bound by that certain Stockholders Agreement and sale participation agreement (the “Sale Participation Agreement”) previously entered into between the Participant and the Company or its Affiliates.

All RSUs and Shares received in respect of RSUs are subject to the Plan, Stockholders Agreement and Sale Participation Agreement. The terms and provisions of the Plan, Stockholders Agreement and Sale Participation Agreement, each as may be amended from time to time, are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, Stockholders Agreement or Sale Participation Agreement, the applicable terms of the Plan, Stockholders Agreement or Sale Participation Agreement will govern and prevail. In the event of a conflict between any term or provision contained in the Plan and any term or provision of the Stockholders Agreement or the Sale Participation Agreement, the applicable terms and provisions of the Stockholders Agreement or Sale Participation Agreement will govern and prevail. In the event of a conflict between any term or provision contained in the Stockholders Agreement and any term or provision in the Sale Participation Agreement, the applicable terms and provisions of the Stockholders Agreement will govern and prevail.

13. Modifications. Notwithstanding any provision of this Agreement to contrary, the Company reserves the right to modify the terms and conditions of this Agreement including, without limitation, the timing or circumstances of the issuance or transfer of Shares to the Participant hereunder, to the extent such modification is determined by the Company to be necessary to comply with applicable law or preserve the intended deferral of income recognition with respect to the RSUs until the issuance or transfer of Shares hereunder.

14. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[15. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of the Participant’s termination of employment with the Company and its Affiliates the Participant is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment with the Company and its Affiliates (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments or other benefits due to the Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. The Company shall use commercially reasonable efforts to implement the provisions of this Section 15 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to the Participant with respect to this Section 15.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

AFFINIA GROUP HOLDINGS INC.

By:

PARTICIPANT

By:

ANNEX I

AFFINIA GROUP HOLDINGS INC.

ELECTION FORM

Related to the Offer to Exchange Certain Options for Restricted Stock Unit Awards

([Director][Employee]’s Name)

I,                                          (print name), have received and carefully reviewed the Information Memorandum of Affinia Group Holdings Inc. (together with its subsidiaries, the “Company”), dated August 25, 2010, including the Exhibits and Annexes thereto (the “Information Memorandum”) and the Addendum to the Information Memorandum that has been delivered to me (the “Addendum”). The Information Memorandum sets forth the terms and conditions of an option exchange program being offered by the Company to [directors and] eligible employees holding eligible options to exchange such options for restricted stock unit awards (“RSUs”) relating to common stock of the Company. Capitalized terms not otherwise defined in this election form (the “Election Form”) have the meaning set forth in the Information Memorandum.

I hereby agree as follows:

A.	Pursuant to the terms of the Information Memorandum, I hereby elect to have all of the eligible options held by me as of the exchange date, as set forth in the Addendum, cancelled and forfeited as of the exchange date in exchange for the number of new RSUs specified in the Addendum. I understand that, subject to my continued employment with the Company through the exchange date, I will have the right to receive the RSUs, to be granted by the Company’s board of directors under the Affinia Group Holdings Inc. 2005 Stock Incentive Plan on the exchange date. I understand that my election will automatically become void if my [service as a director of][employment with] the Company [ends][terminates or is terminated] for any reason prior to the exchange date.

B.	I acknowledge and agree that all of my eligible options will be cancelled and forfeited as of the exchange date.

C.	[I acknowledge and agree that neither the ability to participate in the Exchange, nor actual participation in the Exchange, can be construed as a right to continued employment with the Company.] I acknowledge and agree that the Company has made no representations or warranties to me regarding the Exchange or the fair market value of the common stock of the Company, and that my participation in the Exchange is at my own discretion. I acknowledge and agree that the Company will not be liable for any costs, taxes, losses or damages that I may incur through my election to participate in the Exchange.

D.	I acknowledge and agree that the Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of this Election Form. I acknowledge and agree that I will promptly execute and deliver such additional documents and instruments, and take such further actions, as the Company may request for the purpose of giving effect to the foregoing, which will include my execution and delivery of the Restricted Stock Unit Agreement relating to the RSUs in the form attached as Exhibit B to the Information Memorandum.

Instructions for Completing Election Form

If you agree with the foregoing, print, complete and sign this Election Form and fax it to Steven E. Keller of Affinia Group Holdings Inc. at (734) 827-5403 or e-mail it to Steven E. Keller at Steve.Keller@affiniagroup.com, in each case, before 5:00 p.m., Eastern Time, on September 22, 2010. Only responses that are completed, signed, and actually received by Steven E. Keller by the exchange deadline will be accepted. Responses that are received after the exchange deadline will not be accepted.

If you disagree with any of the information relating to your eligible options as set forth in the Addendum, you should immediately (and prior to filing this Election Form) contact Steven E. Keller at Affinia Group Holdings Inc., 1101 Technology Drive, Ann Arbor, Michigan 48108 or by e-mail to Steve.Keller@affiniagroup.com so that any disagreements can be reconciled and resolved prior to the exchange deadline.

You may withdraw your election to participate in the Exchange at any time prior to the exchange deadline by notifying Steven E. Keller by fax or e-mail as set forth above.

Tax Consequences

The exchange of options for restricted shares may have significant tax consequences, which are described in detail in Section 12 of the Information Memorandum. We strongly encourage you to review the Information Memorandum and consult your own tax adviser.

Representation

By signing below, you hereby represent and warrant to the Company that you have reviewed the Information Memorandum, including Section 12 regarding tax matters.

Agreed and accepted:	Acknowledged by:

[Director][Employee]:	AFFINIA GROUP HOLDINGS INC.

By:
Name:	Name:
Title:

ANNEX II

ADDENDUM

Participant Name:

This Addendum is being provided to you in connection with the Information Memorandum of Affinia Group Holdings Inc., dated August 25, 2010 (the “Information Memorandum”) and relating to the “Exchange” as defined therein.

Existing Options:

The following is a list of your outstanding options granted under the Affinia Group Holdings Inc. 2005 Stock Incentive Plan as of October 18, 2010:

Original Grant Date	Options Outstanding

The above chart is based on information as of an anticipated exchange date October 18, 2010 (the actual date of the Exchange being referred to as the “Exchange Date”). All of the options listed above are vested as of the date hereof and have an exercise price of $100 per share.

If you elect to participate in the Exchange, you will forfeit all of the existing options as of the Exchange Date. Your total number of options outstanding as of the Exchange Date will constitute the “eligible options” with respect to the Exchange.

Restricted Stock Unit Awards after the Exchange:

Based on the information set forth above relating to your eligible options, the following is a list of the total number of restricted stock units, each representing the contingent right to receive one share of common stock (“RSUs”), you will hold following the Exchange, assuming you elect to participate in the Exchange:

Grant Date	Total Number of RSUs to be Granted upon the Exchange
Grant of RSUs:
October 18, 2010

To the extent the number of your eligible options set forth above changes prior to the Exchange Date, corresponding changes would be made to the number of RSUs. This would be communicated to you in an updated Addendum.

Vesting terms of RSUs:

In general, subject to your continued [service as a director of][employment with] the Company or any of its affiliates through the applicable vesting date, RSUs will vest if either a specified fixed multiple of cash invested or trading price hurdle is achieved.

See Sections 8 of the Information Memorandum, the form of the restricted stock unit award agreement attached as Exhibit B to the Information Memorandum for a more complete description of the vesting and other terms applicable to the RSUs.

Tax Consequences

The exchange of options for RSUs may have significant tax consequences, which are described in detail in Section 12 of the Information Memorandum. We strongly encourage you to review the Information Memorandum and consult your own tax adviser.